PRESS RELEASE                                                       EXHIBIT 99.1


[CHARTER COMMUNICATIONS LOGO/NEWS BANNER]


FOR RELEASE:  7:00 A.M. CT THURSDAY, NOV. 1, 2001

               CHARTER COMMUNICATIONS REPORTS STRONG THIRD QUARTER
                            ADVANCED SERVICES GROWTH

      Company Continues to Pace the Industry with Internal Customer Growth

         ST. LOUIS - Charter Communications, Inc. (Nasdaq: CHTR) today reported double-digit revenue and operating cash flow growth for the third quarter of 2001 resulting from continued consumer demand for broadband services. These results were highlighted by the addition of a record number of new cable modem customers during the third quarter.


Demand for Advanced Services Remains Strong

         As of Sept. 30, 2001, Charter Digital Cable(TM) customers totaled 1,951,200. Third quarter weekly additions were higher than second quarter, averaging 19,400 per week. "Despite the weakening economy, Charter continues to experience strong demand for its digital video service," said Carl Vogel, President and CEO. "The addition of advanced broadband products like video on demand (VOD) and Wink's Enhanced Broadcasting service continue to enhance customer satisfaction and provide the glue necessary to retain digital customers," he said.

         "Our target is to end the year 2001 with more than 2,150,000 digital cable customers," he continued. "The effective sales and marketing initiatives we're undertaking to grow our digital customer base provide a foundation for continued revenue and cash flow growth as enhanced services are added to the digital video platform. I'm confident we'll end the year with over 30% digital penetration of our basic customer base."

         Charter continues to lead the industry in the roll-out of VOD technology. With recent launches in Glendale, Calif. and Birmingham, Ala., Charter now provides VOD technology in 10 markets, including the suburbs of Atlanta; the Pasadena and Long Beach areas of Los Angeles; St. Louis; Fort Worth; the Greenville-Spartanburg, S. C. area; Hickory, N. C.; and Slidell, La. Mr. Vogel said Charter expects to pass some 2,200,000 million homes by the end of 2001 with VOD service.

         Two-way high-speed data service was available to 56% of Charter's homes passed as of Sept. 30, 2001. As of that date, Charter served 545,900 data customers, having added more than 102,000 Charter Pipeline(TM) customers during the third quarter. "We added nearly 30% more data customers during the third quarter than we did during the second," Mr. Vogel said. "We're focused on increasing our data penetration as we continue to rebuild and upgrade with an advanced two-way architecture. Customers who buy both our video and data service tend to be more satisfied and are less likely to churn." Charter expects to end the year with over 630,000 data customers.

         "We're effectively competing against digital subscriber line (DSL) service, despite false and misleading advertising campaigns by the DSL competition," Mr. Vogel said. In response to a suit filed by Charter, a Federal judge recently issued a preliminary injunction ordering Southwestern Bell to refrain from false and misleading advertising about cable modem service. "The decision clearly discredits Southwestern Bell's claim that its DSL service offers some technological advantage over cable modem service. It's just not the case," continued Mr. Vogel. "Certain DSL providers have recently scaled back plans to provide service deeper into their networks, which is clearly an indication that cable modem service provides a competitive threat to DSL providers," Mr. Vogel said.


Third Quarter Financial Highlights

         For the third quarter of 2001, revenue increased more than 13% to $1.04 billion, and operating cash flow increased more than 10% to $467.5 million compared to pro forma results for the third quarter of 2000. Charter continued to pace the industry with internal customer growth of 1.1% compared to pro forma third quarter of 2000 for a total of 6,970,100 customers. "Basic customer growth has slowed after a planned reduction in discounting and basic service marketing efforts, part of a previously announced strategic shift of focus to advanced services that will better enhance operating cash flow growth. This focus is starting to pay off, as evidenced by our impressive advanced services growth. I'm especially proud of the men and women of Charter for their perseverance in these challenging times," Mr. Vogel said.


Outlook

         Due to current economic factors, Charter has lowered its guidance for fourth quarter and year 2001 revenue and operating cash flow growth. Revenue growth for the year is expected to be in the 12.5% to 13.5% range, and operating cash flow growth between 10% and 11%. Charter expects to remain among industry leaders in internal customer growth for the year 2001 with approximately 1% growth. "I'm confident in our business for the long run. As the economy and consumer confidence slows, we may experience some pressure in the short term, but as we stay the course, I'm optimistic that revenue and operating cash flow growth rates will remain strong for the remainder of this and future years," Mr. Vogel said.

About Charter Communications

         Charter Communications, a Wired World(TM) company, is among the nation's largest broadband communications companies, currently serving some 7 million customers in 40 states. Charter provides a full range of advanced broadband services to the home, including cable television on an advanced digital video programming platform marketed under the Charter Digital Cable(TM) brand and high-speed Internet access via Charter Pipeline(TM). Commercial high-speed data, video and Internet solutions are provided under the Charter Business Networks(TM) brand. Advertising sales and production services are sold under the Charter Media(TM) brand.

         A Fortune 500 company, Charter is the 2001 recipient of the Outstanding Corporate Growth Award from the Association for Corporate Growth, the 2001 R.E. "Ted" Turner Innovator of the Year Award from the Southern Cable
Telecommunications Association, and the 2000 Innovator Award for Technology from Cablevision Magazine.
                                      # # #

More information about Charter can be found at www.charter.com.

Detailed financial information is included in the attached addendum.

Charter will conduct a conference call to discuss their operating results on Thursday, November 1, 2001, at 11:00 AM Eastern Time. The call will be available live via webcast at www.charter.com. The call will be available on the "Investor Center" portion of the website, via "About Us." Participants should go to the call link at least 10 minutes prior to the start time to register. The call will be archived on the website.

Statements in this press release regarding Charter Communications' business that are not historical facts may be "forward-looking statements." Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from any such forward-looking statements are identified in the reports and documents Charter files from time to time with the U.S. Securities and Exchange Commission.

                          CHARTER COMMUNICATIONS, INC.
                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                 THREE MONTHS ENDED SEPTEMBER 30,
                                                                 --------------------------------
                                                      ACTUAL                ACTUAL              PRO FORMA
                                                       2001                  2000                2000 (A)
                                                       ----                  ----                --------
REVENUES:
  Analog video                                    $     730,267         $     637,660         $     700,907
  Digital video                                          86,271                25,109                28,986
  Cable modem                                            43,917                13,178                16,432
  Advertising sales                                      83,833                67,416                73,759
  Other                                                  99,556                95,598               102,114
                                                  -------------         -------------         -------------
   Total revenues                                     1,043,844               838,961               922,198
                                                  -------------         -------------         -------------

OPERATING EXPENSES:
  General, administrative and service                   227,980               191,806               216,021
  Analog video programming                              237,329               180,920               204,505
  Digital video                                          31,161                 9,957                10,128
  Cable modem                                            28,862                11,737                13,964
  Advertising sales                                      17,177                15,246                17,356
  Marketing                                              18,779                16,355                18,402
  Corporate expenses                                     15,014                14,055                17,599
                                                  -------------         -------------         -------------
   Total operating expenses                             576,302               440,076               497,975
                                                  -------------         -------------         -------------

   Operating cash flow                                  467,542               398,885               424,223

Depreciation                                            429,656               312,886               324,092
Amortization                                            345,782               315,220               348,281
Option compensation expense                             (57,083)                8,116                 8,116
Interest, net                                           340,308               282,676               338,869
Other, net                                               88,917                 3,451                 3,659
                                                  -------------         -------------         -------------
                                                       (680,038)             (523,464)             (598,794)

Minority interest                                       362,611               313,447               319,251

                                                  -------------         -------------         -------------
Net loss                                               (317,427)             (210,017)             (279,543)

Accretion of preferred stock dividends                     (243)                   --                    --

                                                  -------------         -------------         -------------
Net loss applicable to common stock               $    (317,670)        $    (210,017)        $    (279,543)
                                                  =============         =============         =============

Basic and diluted loss per share                  $       (1.08)        $       (0.93)        $       (0.95)
                                                  =============         =============         =============

Weighted average common shares outstanding          294,250,549           224,965,289           293,538,072
                                                  =============         =============         =============

(a) The pro forma results reflect all acquisitions and dispositions of cable systems closed during 2000 and 2001 and borrowings under the Charter Holdings senior bridge loan facility, issuance of the October 2000 senior convertible notes, issuance of the January 2001 Charter Holdings notes, issuance of the May 2001 Charter Holdings notes, issuance of 60,247,350 shares of common stock in May 2001, issuance of the May 2001 senior convertible notes and application of the proceeds from all such borrowings to repay portions of other notes and credit facilities.

                       Addendum to Charter Communications
             Three Months Ended September 30, 2001 Earnings Release

                          CHARTER COMMUNICATIONS, INC.
                    UNAUDITED SUMMARY OF OPERATING STATISTICS


CABLE TELEVISION                                                ACTUAL               PRO FORMA              PRO FORMA
----------------                                                ------               ---------              ---------
                                                             SEPTEMBER 30,          DECEMBER 31,           SEPTEMBER 30,
                                                                 2001                 2000 (A)                2000 (A)
                                                                 ----                 --------                --------
Homes Passed                                                    11,485,900             11,291,800             11,224,800
Basic Customers                                                  6,970,100              6,925,400              6,897,000
Basic Penetration                                                     60.7%                  61.3%                  61.4%
Premium Units                                                    6,050,500              5,515,400              5,006,200
Premium Penetration                                                   86.8%                  79.6%                  72.6%
Average Monthly Revenue per Basic Customer (quarter)        $        49.92         $        46.88         $        44.57


DIGITAL VIDEO                                                   ACTUAL                PRO FORMA              PRO FORMA
-------------                                                   ------                ---------              ---------
                                                             SEPTEMBER 30,           DECEMBER 31,           SEPTEMBER 30,
                                                                 2001                  2000 (A)               2000 (A)
                                                                 ----                  --------               --------
Digital Homes Passed                                            10,366,600              9,711,600              8,373,500
Customers                                                        1,951,200              1,177,500                760,700
Penetration of Digital Homes Passed                                   18.8%                  12.1%                   9.1%
Penetration of Basic Customers                                        28.0%                  17.0%                  11.0%
Digital Converters Deployed                                      2,611,000              1,470,500                939,600

DATA SERVICES                                                   ACTUAL                PRO FORMA              PRO FORMA
-------------                                                   ------                ---------              ---------
                                                             SEPTEMBER 30,           DECEMBER 31,           SEPTEMBER 30,
                                                                 2001                  2000 (A)               2000 (A)
                                                                 ----                  --------               --------
Data Homes Passed                                                6,479,700              5,841,300              5,562,400
Cable Modem Customers                                              507,700                229,000                157,800
Dial-up Customers                                                   38,200                 42,000                 42,300
   Total Data Customers                                            545,900                271,000                200,100
Penetration                                                            8.4%                   4.6%                   3.6%

OTHER STATISTICS                                                ACTUAL
----------------                                                ------
                                                             SEPTEMBER 30,
                                                                 2001
                                                                 ----
Capital Expenditures (in 000's)
   For the three months ended                               $      794,400
   For the nine months ended                                $    2,156,600

Book Value per Share                                        $        10.76


(a) The pro forma statistics reflect all acquisitions and dispositions of cable systems closed during 2000 and 2001 as of the periods indicated, including the Cable USA acquisition that closed in September 2001 that added approximately 30,600 basic customers, 500 digital customers, 800 cable modem customers, and 6,500 dial-up customers.

                       Addendum to Charter Communications
             Three Months Ended September 30, 2001 Earnings Release

                          CHARTER COMMUNICATIONS, INC.
                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


                                                                     PERIODS ENDED SEPTEMBER 30, 2001
                                                                     --------------------------------
                                                                   THREE MONTHS              NINE MONTHS
                                                                   ------------              -----------
REVENUES:
                  Analog video                                     $     730,267            $   2,045,848
                  Digital video                                           86,271                  210,009
                  Cable modem                                             43,917                  101,933
                  Advertising sales                                       83,833                  203,988
                  Other                                                   99,556                  284,338
                                                                   -------------            -------------
                                     Total revenues                    1,043,844                2,846,116
                                                                   -------------            -------------
OPERATING EXPENSES:
                  General, administrative and service                    227,980                  617,396
                  Analog video programming                               237,329                  659,542
                  Digital video                                           31,161                   75,851
                  Cable modem                                             28,862                   66,948
                  Advertising sales                                       17,177                   46,107
                  Marketing                                               18,779                   54,019
                  Corporate expenses                                      15,014                   42,728
                                                                   -------------            -------------
                                   Total operating expenses              576,302                1,562,591
                                                                   -------------            -------------

                                     Operating cash flow                 467,542                1,283,525

Depreciation                                                             429,656                1,191,694
Amortization                                                             345,782                1,000,591
Option compensation expense                                              (57,083)(a)              (46,195)
Interest, net                                                            340,308                  965,958
Other, net                                                                88,917(b)           172,825 (c)
                                                                   -------------            -------------
                                                                        (680,038)              (2,001,348)

Minority interest                                                        362,611                1,129,357

                                                                   -------------            -------------
Net loss                                                                (317,427)                (871,991)

Accretion of preferred stock dividends                                      (243)                    (243)

                                                                   -------------            -------------
Net loss applicable to common stock                                $    (317,670)           $    (872,234)
                                                                   =============            =============

Basic and diluted loss per share                                   $       (1.08)           $       (3.34)
                                                                   =============            =============

Weighted average common shares outstanding                           294,250,549              261,240,101
                                                                   =============            =============

(a) Reflects the reversal of $66.6 million of expense previously recorded in connection with approximately seven million options forfeited by our former President and Chief Executive Officer as part of his September 2001 separation agreement.

(b) Includes current period expense of $72.4 million as a result of the application of SFAS 133 "Accounting for Derivative Instruments and Hedging Activities".

(c) Includes a $23.9 million cumulative effect of a change in accounting principle and expense of $109.0 million, as a result of the implementation and application of SFAS 133 "Accounting for Derivative Instruments and Hedging Activities".

                       Addendum to Charter Communications
             Three Months Ended September 30, 2001 Earnings Release

                          CHARTER COMMUNICATIONS, INC.
                    UNAUDITED CONSOLIDATED BALANCE SHEET DATA
                             (DOLLARS IN THOUSANDS)


                                                                        ACTUAL               ACTUAL
                                                                  SEPTEMBER 30, 2001    DECEMBER 31, 2000
                                                                  ------------------    -----------------
ASSETS
Current Assets:
 Cash and cash equivalents                                              $    15,205        $   130,702
 Accounts receivable, net of allowance for doubtful accounts                257,380            217,667
 Receivable from related party                                                4,181              6,480
 Prepaid expenses and other                                                  77,076             77,719
                                                                        -----------        -----------
      Total current assets                                                  353,842            432,568
                                                                        -----------        -----------

Investment in Cable Properties:
 Property, plant and equipment, net                                       6,727,029          5,267,519
 Franchises, net                                                         17,503,324         17,068,702
                                                                        -----------        -----------
      Total investment in cable properties                               24,230,353         22,336,221
                                                                        -----------        -----------

Other assets                                                                310,093            274,777
                                                                        -----------        -----------
                                                                        $24,894,288        $23,043,566
                                                                        ===========        ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
 Accounts payable and accrued expenses                                  $ 1,295,821        $ 1,367,234
                                                                        -----------        -----------
      Total current liabilities                                           1,295,821          1,367,234
                                                                        -----------        -----------

Long-term debt                                                           15,654,739         13,060,455


Deferred management fees - related party                                     13,751             13,751


Other long-term liabilities                                                 410,117            285,266


Minority interest                                                         4,303,363          4,089,329


Redeemable securities                                                        50,566          1,104,327


Shareholders' equity                                                      3,165,931          3,123,204
                                                                        -----------        -----------
                                                                        $24,894,288        $23,043,566
                                                                        ===========        ===========

                       Addendum to Charter Communications
             Three Months Ended September 30, 2001 Earnings Release